Exhibit 10.5
Transaction Addendum
*Certain identified information has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential in this case.

INDEX (PJM)

Agreement:	ELECTRICITY SALES AND PURCHASE AGREEMENT	Addendum Date:	2/29/2024
Seller:	Champion Energy Services, LLC	Quote No:	[ ]
Buyer:	Panther Creek Power Operating, LLC
Agreement Effective Date:	2/29/2024
This Addendum (the “Addendum”) supplements the Agreement referred to above (the “Agreement”). The Parties hereby agree to the terms and conditions set forth herein for Buyer’s Facilities served at the Delivery Point. Capitalized terms not otherwise defined in this Addendum shall have their meanings set forth elsewhere in the Agreement.
DEFINITIONS
•Buyer’s [ ] Prepayment Amount [: (sometimes referred to as “Stronghold’s Weekly Prepayment Amount”) The amount that Buyer has agreed to provide to Seller by close of business on every Monday1 of the Delivery Period, representing Buyer’s estimated energy consumption costs for the previous week (i.e., Monday to Sunday of the previous week). Buyer’s Weekly Prepayment Amount is to be calculated as follows: ]
Buyer’s [ ] Prepayment Amount = [ Buyer’s estimated hourly energy consumption for the previous week, including estimated line losses, multiplied by the applicable hourly PJM Day Ahead Locational Marginal Price at the Delivery Point) plus (Buyer’s estimated hourly energy consumption for the previous week, including estimated line losses, multiplied by the Adder) plus (estimated Balancing Transmission Congestion charges for the previous week multiplied by Buyer’s estimated hourly energy consumption for the previous week, including estimated line losses) plus (estimated Capacity charges for the previous week) plus (estimated Network Transmission Related Charges for the previous week). ]
•PJM Invoice: The invoices received by Seller from PJM for Buyer’s electricity usage and associated costs in accordance with PJM’s billing calendar as published on (https://www.pjm.com/markets-and-operations/billing-settlements-and-credit).
•Buyer’s Invoice: Seller’s invoice to Buyer for the Electricity and related charges and services specified in the Addendum for Buyer’s applicable invoice period, [ including but not limited to the difference (if any) between (i) Buyer’s Weekly Prepayment Amount(s); (ii) all PJM Invoices not yet issued to Buyer; and (iii) Buyer’s applicable taxes . Any applicable credits from Buyer’s Invoices will be applied to the subsequent Buyer’s Invoice and will not be issued as a separate payment or a physical check or wire transfer unless a credit remains owed to Buyer after the conclusion of the Agreement.]
•Capacity and Network Transmission charges: The related charges (as defined primarily in PJM Schedules 2, 6A, and 12) in effect at the time of Buyer’s usage [ multiplied by Buyer’s respective Obligation for every hour during the Delivery Period, as established by PJM and Buyer’s Local Utility. ]
DELIVERY POINT & DELIVERY PERIOD
Sale and delivery of Electricity will be made to the interconnection point(s) between the RTO Transmission Grid and Buyer’s Local Utility (the “Delivery Point”). Delivery to meters at Buyer’s facility(ies) will be made by Buyer’s Local Utility. This Addendum is in full force and effect as of the Addendum Date. The terms set forth herein apply from the Start Date through the End Date (“Delivery Period”):

Market Area	Delivery Point
PJM	MetEd_RESID_AGG

Start Date:	End Date:
Meter Read March 2024	Meter Read March 2027
[1]
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Transaction Addendum – Index (PJM)

SUBACCOUNT
Seller shall set up one PJM subaccount for all of Buyer’s Customer Accounts set forth below located in PJM (“Buyer’s Subaccount”). Subaccount setup includes Electronic Data Interchange (EDI) connectivity testing. Seller shall notify Buyer when setup is complete. Buyer acknowledges and consents that it is expected to take multiple weeks for Seller to set up Buyer’s Subaccount. Any temporary delay in establishing Buyer’s Subaccount shall not qualify as a Default. All terms and conditions of the Agreement and this Addendum shall remain in effect as of the Agreement Effective Date and the Addendum Date, respectively, including during the period Seller is setting up Buyer’s Subaccount.
[All costs associated with serving Buyer shall be passed through to Buyer. All RTO charges and credits associated with Buyer’s Subaccount (e.g., imbalance charges, credits, etc.) shall be passed through directly to Buyer. Buyer’s Subaccount shall have no effect on pass through charges that are not settled at the RTO subaccount level (e.g., RTO master account level charges, state RPS costs, taxes, etc.). ]
Auction Revenue Rights Credit: [ Seller agrees to credit or charge Buyer’s account in an amount equal to one hundred percent (100%) of the value of the Auction Revenue Rights associated with the Electricity delivered to Buyer, to the extent that such value is actually received by or charged to Seller, respectively. ]Seller shall be invoiced for these amounts monthly and shall credit or charge Buyer on a monthly basis for such amounts on Buyer’s invoice. Seller shall net such amounts as may be due to Buyer herein against amounts owed by Buyer to Seller.
Marginal Losses Credit: [ Seller agrees to credit Buyer’s account in an amount equal to one hundred percent (100%) of the value of Marginal Losses assigned by PJM associated with the Electricity delivered to Buyer, to the extent that such value is actually received by Seller. ] Such credit shall be reflected on Buyer’s monthly invoice. Notwithstanding the foregoing, Seller shall invoice Buyer in accordance with the Agreement.
[Seller shall schedule the load in Buyer’s Subaccount separately from Seller’s portfolio. Seller shall schedule the Day Ahead Contract Quantity (defined below) plus any hedge quantities on a day-ahead basis. Buyer may modify the Index Price Contract Quantity set forth in the table below on a day-ahead basis by notifying Seller in accordance with the attached Operating Procedures. All subaccount settlement charges and credits shall be passed through directly to Buyer subject to any adjustments for hedge transactions. For the purposes of this Addendum, the “Day Ahead Contract Quantity” means the Index Price Contract Quantity set forth in the table below unless the Buyer has modified such quantities in accordance with the attached Operating Procedures, in which case the Day Ahead Contract Quantity shall mean such modified quantities.]

CONTRACT PRICE
Buyer shall pay Seller both the Usage Charges and the Demand Based Charges as described below.
Usage Charges: For each settlement interval, Buyer shall pay the Index Price per MWh for the Day Ahead Contract Quantity and the Adder for all of Buyer’s usage subject to the Monthly Settlement section below and the Invoice and Payment Schedule section below.[ The Usage Charges include electric energy and those components defined as Delivery Services in Section 4. ]
[The Parties may mutually agree to convert Index Price Contract Quantities to a Fixed Price by executing a new addendum. ]

Index Price ($/MWh)	Adder ($/MWh)
PJM Day Ahead Locational Marginal Price for the Delivery Point as published at www.pjm.com.	$[ ]
Demand Based Charges: Buyer shall pay the actual PJM tariff rate for Capacity and Network Transmission related charges (PJM Schedules 2, 6A, and 12) in effect at the time of Buyer’s usage, without mark-up, multiplied by its respective Obligation for every hour during the Delivery Period. Obligations for Capacity and Network Transmission related charges are established by PJM and Buyer’s Local Utility and reflect the appropriate scalar adjustments.
DELIVERY SERVICES
For purposes of this Addendum, the Adder includes only the components set forth below that are marked with an “[X]”. Seller will pass through to Buyer all other charges relating to the delivery of Electricity to Buyer, including Buyer’s Local Utility charges and Generation Deactivation if applicable.
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Transaction Addendum – Index (PJM)

FORMCHECKBOX	[Ancillary Services/ISO Fees/Operational Charges (excluding charges associated with the PJM customer payment default of GreenHat Energy, LLC)
FORMCHECKBOX	Balancing Transmission Congestion
FORMCHECKBOX	Line Losses, including Transmission & Distribution Losses and Deration
FORMCHECKBOX	State Mandated Renewable Energy
FORMCHECKBOX	Capacity
FORMCHECKBOX	Network Transmission Related Charges ]

BUYER’S INVOICE AND PAYMENT SCHEDULE
By close of business every [ ] of the Delivery Period, Buyer will pay to Seller Buyer’s [ ] Prepayment Amount.
Buyer represents and confirms Buyer has the capabilities and capacity to hourly monitor and calculate Buyer’s actual energy consumption at the Delivery Point(s), including the appropriate meters, and accordingly calculate Buyer’s [ ] Prepayment Amount. Buyer agrees to allow Seller reasonable access to such meters and to keep such meters in working condition to perform round the clock metering services.
If Seller determines in its sole discretion that Buyer’s [ ] Prepayment Amount differs from [Seller’s estimation of actual costs by ≥ 40%], Seller may immediately request additional payment from Buyer in the amount of the material difference and Buyer shall pay to Seller within one [ ] the identified material difference to true-up Buyer’s [ ] Prepayment Amount. If Buyer fails to render payment to Seller within one [ ], Seller shall have the right to declare a Default has occurred without further notice to Buyer or further cure period and can drop Buyer’s affected Account(s).
[Seller will issue a Buyer’s Invoice to Buyer on a weekly basis, with an updated Buyer’s invoice after the end of each month. If Buyer’s Invoice indicates Buyer owes an additional amount to Seller, Buyer will have one (1) Business Day (i.e., by close of business Friday) to pay Buyer’s Invoice to Seller.]
Subject to and without waiving the foregoing payment schedule and terms, Buyer and Seller acknowledge that Buyer wishes to enter into a Start Date before Buyer’s subaccount may be created and made operational for purposes of this Addendum. Therefore, if applicable, for the time period between the Addendum Date and the date Buyer’s subaccount for this Addendum becomes operational (the “Interim Period”), Buyer agrees by close of business every [ ] of the Interim Period to prepay to Seller Buyer’s [ ] Prepayment Amount. Seller will then issue Buyer’s Invoice to Buyer based on the regular meter read cycle as defined by Buyer’s applicable utility, expected to be approximately one month in duration. During the Interim Period Seller will pass through [all applicable Auction Revenue Rights (ARR) and Marginal Losses ] on Buyer’s Invoice. At the conclusion of the Interim Period Buyer and Seller will utilize the Invoice and Payment Schedule identified above and Seller will issue any invoice true-ups and/or credits generated during the Interim Period.
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Transaction Addendum – Index (PJM)
CONTRACT QUANTITIES
The Contract Quantities for this Transaction are set forth below. [ If Line Losses are not included in Section 4, Buyer’s Baseline Monthly Quantity reflects an adjustment for Line Losses determined at the Delivery Point.] Buyer’s Baseline Monthly Quantity set forth below shall be included in the Contract Quantity for the purposes of calculating any termination payments owed pursuant to the Agreement. The Capacity and Network Transmission Obligations set forth herein are established by PJM and Buyer’s Local Utility and reflect the appropriate scalar adjustments.
[Buyer’s Baseline Monthly Quantities, below, are based on Buyer’s historical monthly usage and are provided for purposes of allowing Seller to estimate Buyer’s monthly Ancillary Services charges and other applicable Delivery Services charges. ] The “Total Hourly Contract Quantity” shall be equal to the Day Ahead Contract Quantities plus any Fixed Price Contract Quantities.
[Subject to Article 7 of the Agreement and the Monthly Settlement Section below, Buyer and Seller agree that Buyer will not be penalized under this Agreement or Addendum if Buyer’s actual monthly metered usage deviates from the identified Buyer’s Baseline Monthly Quantities below. ]
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Transaction Addendum – Index (PJM)

Month	Index Price Contract Quantity (MW)		Tier 1		Tier 2		Tier 3		Buyer’s Baseline Monthly Quantity (MWhs)	Network Transmission Obligation (MW)	Capacity Obligation (MW)
			Fixed Price Contract Quantity (MW)		Fixed Price Contract Quantity (MW)		Fixed Price Contract Quantity (MW)
	On Pk	Off Pk	On Pk	Off Pk	On Pk	Off Pk	On Pk	Off Pk
4/2024	0	0	0.00	0.00	-	-	-	-	2,886.00		.00
5/2024	0	0	0.00	0.00	-	-	-	-	21,193.00		.00
6/2024	0	0	0.00	0.00	-	-	-	-	2,132.00		.00
7/2024	0	0	0.00	0.00	-	-	-	-	11,951.00		.00
8/2024	0	0	0.00	0.00	-	-	-	-	5,917.00		.00
9/2024	0	0	0.00	0.00	-	-	-	-	470.00		.00
10/2024	0	0	0.00	0.00	-	-	-	-	6,275.00		.00
11/2024	0	0	0.00	0.00	-	-	-	-	11,221.00		.00
12/2024	0	0	0.00	0.00	-	-	-	-	2,772.00		.00
1/2025	0	0	0.00	0.00	-	-	-	-	1,427.00		.00
2/2025	0	0	0.00	0.00	-	-	-	-	889.00		.00
3/2025	0	0	0.00	0.00	-	-	-	-	21.00		.00
4/2025	0	0	0.00	0.00	-	-	-	-	2,886.00		.00
5/2025	0	0	0.00	0.00	-	-	-	-	21,193.00		.00
6/2025	0	0	0.00	0.00	-	-	-	-	2,451.00		.00
7/2025	0	0	0.00	0.00	-	-	-	-	11,659.00		.00
8/2025	0	0	0.00	0.00	-	-	-	-	5,917.00		.00
9/2025	0	0	0.00	0.00	-	-	-	-	492.00		.00
10/2025	0	0	0.00	0.00	-	-	-	-	6,853.00		.00
11/2025	0	0	0.00	0.00	-	-	-	-	10,815.00		.00
12/2025	0	0	0.00	0.00	-	-	-	-	2,591.00		.00
1/2026	0	0	0.00	0.00	-	-	-	-	3,090.00		.00
2/2026	0	0	0.00	0.00	-	-	-	-	889.00		.00
3/2026	0	0	0.00	0.00	-	-	-	-	21.00		.00
4/2026	0	0	0.00	0.00	-	-	-	-	2,886.00		.00
5/2026	0	0	0.00	0.00	-	-	-	-	19,036.00		.00
6/2026	0	0	0.00	0.00	-	-	-	-	2,734.00		.00
7/2026	0	0	0.00	0.00	-	-	-	-	13,164.00		.00
8/2026	0	0	0.00	0.00	-	-	-	-	6,848.00		.00
9/2026	0	0	0.00	0.00	-	-	-	-	424.00		.00
10/2026	0	0	0.00	0.00	-	-	-	-	2,131.00		.00
11/2026	0	0	0.00	0.00	-	-	-	-	14,547.00		.00
12/2026	0	0	0.00	0.00	-	-	-	-	3,362.00		.00
1/2027	0	0	0.00	0.00	-	-	-	-	3,090.00		.00
2/2027	0	0	0.00	0.00	-	-	-	-	889.00		.00
3/2027	0	0	0.00	0.00	-	-	-	-	21.00		.00

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Transaction Addendum – Index (PJM)
INVOICE SETTLEMENT
For all invoices to Buyer, Seller shall calculate Buyer’s invoice based on Buyer’s usage and as described below. [ If Line Losses are not included in Section 4, Buyer’s metered usage shall be adjusted for Line Losses. If Line Losses are included in Section 4, the Usage Above the Contract Quantity shall be adjusted for Line Losses. ]
Usage Above the Contract Quantity: If Buyer’s usage at the Delivery Point exceeds the Total Hourly Contract Quantity during any hour, Buyer shall pay Seller the Real Time market energy price plus related delivery costs, as defined by the RTO for such hour, for each MWh above the Contract Quantity.
Usage Below the Contract Quantity: If Buyer’s usage at the Delivery Point is less than the Total Hourly Contract Quantity during any hour, Seller shall credit Buyer’s account at the Real Time market energy prices, as defined by the RTO for such hour, less any applicable RTO charges for each MWh below the Contract Quantity.
CUSTOMER ACCOUNTS

No	Account Number	Meter Number	Address	City	Zip	Anticipated Start Date
1	[ ]	[ ]				04/01/2024
Tax Exemption Designation

Customer Accounts are tax exempt
(Initial)
Customer Accounts are NOT tax exempt
(Initial)
CHANGE IN CIRCUMSTANCES
The Contract Price and all other terms and conditions of this Addendum are established in reliance on the information provided to Seller concerning Buyer’s load requirements. Any incremental costs incurred by Seller as a result of inaccuracies in any such information provided to Seller or due to a change in how Buyer’s usage is metered may be passed through to Buyer.
[Contract Price and all other terms and conditions of this Addendum are established in reliance on the existing Laws, rates, charges, Capacity and Network Transmission Obligations, RTO operations, market structure, congestion zone design and protocols that are in effect as of the Addendum Date. The Contract Price may also include costs for RTO provided services.] In the event of changes in the above that cause additional costs or credits to Seller, Seller may pass through such costs or credits to Buyer.
ADDITIONAL TERMS
Access to Buyer’s Meter Data: [ Buyer agrees to cooperate with and provide Seller access to a secure website that contains the real-time usage data at Buyer’s Facilities updated every hour. The Parties agree that the usage data on such website will be accurate to the best of Buyer’s knowledge. ] Buyer will take all actions within its control to assure that the meter data is reliable and accurate. Buyer shall obtain any consents, licenses, or other approvals from third parties required in connection with providing Seller access to the data.
Payment Terms:
Buyer consents to auto-pay of Seller’s invoices and shall pay Seller’s invoices within [ ] of the date the invoice is issued (the “Due Date”). An event of Default shall be deemed to occur if Buyer fails to make payment when due by autopay, if such failure is not remedied via wire transfer within [ ].
For any amounts that are not paid by the due date, Seller may assess a one-time late fee equal to [ ] multiplied by the past due amount.
Cash Collateral Requirements: Buyer agrees to deliver cash collateral (“Collateral”) to Seller to secure Buyer’s performance for this Addendum in the total amount of four hundred and twenty five thousand dollars ($425,000.00) by wire transfer to the account set forth on Exhibit B no later than the second (2nd) business day following the Addendum Date. Buyer grants to Seller a first priority security interest in, lien on, and right of set-off against the Collateral provided to Seller to secure all present and future obligations of Buyer to Seller under the Addendum. If Buyer’s obligations under the Addendum are not fulfilled for any reason, Seller shall have the free and unrestricted right to draw on or (if necessary) foreclose upon the Collateral which it holds and apply such funds or other cash Collateral against Buyer’s obligations under the Agreement and Addendum. In addition, Seller shall have the free and unrestricted right to use and dispose of all cash Collateral which it holds, subject only to its obligations to return Collateral if and when so required under the Agreement or this Addendum. Seller has agreed to accept the amount of Collateral set forth above as Adequate Assurances (pursuant to Article 5 of the Agreement) based on Buyer’s financial information available to Seller as of the Addendum Date and Seller’s credit exposure as of the Addendum Date. Seller reserves its rights set forth in Article 5(e) of the Agreement to request additional Adequate Assurances only in the event that Seller’s credit exposure with Buyer materially increases or Buyer’s credit rating materially decreases.
Buyer agrees Seller has the right, in Seller’s sole discretion, to also request additional collateral in the form of either a letter of credit (in an acceptable form to Seller) or cash collateral if Seller determines Buyer’s financial exposure has increased for reasons including but
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Transaction Addendum – Index (PJM)
not limited to: [ (i) Buyer’s service location not curtailing its usage when the Index Price or Real Time market energy price is ≥ $500.00/MWh for four or more total hours during a one week period (Monday – Sunday) or (ii) Buyer purchasing a fixed price electricity product from Seller so as to necessitate the procurement of mark to market (MtM) protection. If Seller demands such additional collateral from Buyer, Buyer shall provide the additional collateral to Seller within [ ] after such demand is made by Seller.]
Upon termination of the Agreement, including all Transactions and Addenda thereunder, and the satisfaction of all obligations to Seller under the Agreement (other than unasserted contingent obligations), Seller shall return any remaining Collateral, and any outstanding interest calculated pursuant to the per annum rate of interest equal to the 90-day average SOFR rate, to Buyer and the security interest granted pursuant to this Addendum shall be automatically terminated.
Additional Buyer Representation: [ Buyer represents and warrants that Buyer, any person or entity affiliated with Buyer, and, to its knowledge after reasonable and diligent inquiry, any other third party that may have cryptocurrency mining equipment installed at Buyer’s facilities, are in no way involved or otherwise linked to money laundering, bribery or corruption, or any other financial crime, or engaged in any similar unlawful activity that could, if known publicly, reasonably be expected to harm the reputation of Seller or its affiliates. This representation shall be true and correct as of the Addendum Date and at all times during the term of this Addendum. ]
Service After End Date: In the event that the Parties have not agreed to an Addendum that is in effect for the period immediately following the End Date set forth above, then Seller may disconnect electricity service to Buyer’s Account(s) and drop the account(s) to utility default service at any time after the End Date with [ ] prior written notice; provided, however, such notice may be given during the Delivery Period.
Billing

Invoice Type:	☐ One summary bill to be sent to the Billing Address. ☐ Individual bills per account, to be sent to the Billing Address. ☐ Individual bills per account, to be sent to the Respective Service Address.
Invoice Delivery Method:	☐ E-mail bill delivery ☐ Mail bill delivery
Billing Contact Information:	Attention: Address: City, State, Zip: Telephone: Facsimile: E-mail:

Adding and Deleting Customer Accounts
Buyer is entitled to add or delete Customer Accounts as long as [ (1) there is no Event of Default by Buyer, (2) any facility to be added is within the applicable Local Utility and/or RTO zone currently served by Seller under this Transaction Addendum; provided that the addition or deletion of any Customer Accounts will not affect the Contract Quantities listed above in Section 5. ]
On-Site Generation
Buyer shall notify Seller of any onsite generation units associated with Buyer’s Facilities. In the event that such onsite generation units generate more electricity than Buyer’s metered usage and such excess generation is applied to Seller’s account by the RTO, Seller shall credit Buyer [at the Real Time energy price defined by the RTO for such electricity on Buyer’s invoice].

EXECUTION & SIGNATURES
As supplemented by this Transaction Addendum including its Schedules, if any, all other terms and conditions in the Agreement remain in full force and effect.

This Addendum is subject to the Schedule(s) identified below:
OPERATING PROCEDURES SCHEDULE – WEEK AHEAD SCHEDULE (EXCEL TEMPLATE)
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Transaction Addendum – Index (PJM)
This Transaction Addendum will become effective when Seller and Buyer have each signed below and shall be effective as of the Addendum Date specified above. The Parties intend that this Transaction Addendum shall not bind either Party unless it is executed by both Parties.

PANTHER CREEK POWER OPERATING, LLC	CHAMPION ENERGY SERVICES, LLC

(Signature)	(Signature)

(Name)	(Name)

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